SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 24, 2004
Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.
(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

10435 Downsville Pike Hagerstown, Maryland (Address of principal executive of offices)	21740-1766 (Zip code)

Registrants telephone number including area code: (301) 790-3400

N/A (Former Name or former address if changed since last report)

Item 9. Regulation FD Disclosure

Allegheny Energy, Inc. ("Allegheny") has provided the following information about a recent outage at its Pleasants Power Station, as well as updated information about the outage at its Hatfield's Ferry Power Station, to certain prospective lenders.

On February 9, 2004, a generator failure occurred on Unit No. 1 at the Pleasants Power Station located in St. Mary's, West Virginia. Unit No. 1 is a 650 MW coal-fired generating unit. As a result of the generator failure, damage was sustained to the generator and associated equipment. The unit is currently offline and repairs are in progress. Although the full extent of the damage is still being evaluated, the preliminary estimate of the costs associated with the failure is $30 to $45 million, inclusive of net revenue losses, repair and replacement costs and anticipated insurance proceeds. Of this amount, approximately $25 to $35 million will be reflected in the results of Allegheny Energy Supply Company, LLC and $5 to $10 million will be reflected in the results of Monongahela Power Company. The unit is currently expected to return to service by the middle of June 2004.

As previously disclosed, on November 3, 2003, there was a fire in Unit No. 2 at the Hatfield's Ferry Power Station located near Masontown, Pennsylvania. Unit No. 2 is a 570 MW coal generating unit. As a result of the fire, significant damage was sustained to the generator and turbine and certain associated equipment. The unit is currently offline. Allegheny currently estimates that the total costs associated with the fire, inclusive of 2003 and 2004 net revenue losses, repair and replacement costs and anticipated insurance proceeds, are approximately $40 million. Allegheny continues to investigate to determine whether any other recoveries are possible. Approximately $30 million of the total financial impact will be reflected in the results of Allegheny Energy Supply Company, LLC and approximately $10 million will be reflected in the results of Monongahela Power Company. The unit is currently expected to return to service in early May 2004.

The information included in this Current Report is based on current assumptions and estimates. Accordingly, actual results may vary and such variations may be material.

The information contained in Item 9 of this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information contained in Item 9 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.
Dated: February 24, 2004	By: /S/ DAVID B. HERTZOG Name: David B. Hertzog Title: Vice President and General Counsel